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                                                                   EXHIBIT 10.9

AGREEMENT TO PURCHASE HARDWARE, RENDER SERVICES AND LICENSE AND SUBLICENSE DE USE OF SOFTWARE, EXECUTED ON ONE SIDE BY TELEFONOS DE MEXICO, S.A. DE C.V., REPRESENTED HEREIN BY ING. ADOLFO CEREZO PEREZ, IN HIS POSITION AS MANAGING AND FINANCE DIRECTOR, HEREINAFTER REFERRED TO AS "TELMEX", AND THE OTHER PART BY AMERICAN COMPUTER AND ELECTRONICS CORPORATION, REPRESENTED HEREIN BY MR. THOMAS RUSSOTTO, IN HIS POSITION AS VICE-PRESIDENT, HEREINAFTER REFERRED TO AS "ACEC" PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES:

                                   RECITALS:

I The representative of TELMEX states that:

a) His principal was incorporated as a Sociedad Anonima pursuant to Public Deed Number 34,726, dated December 23, 1947, which was attested before Notary Public number 54 of the Federal District, Mr. Graciano Contreras Saavedra, document which is currently registered under commercial record number 5229 of the Public Registry of Commerce of Mexico City, Federal District.

b) Under Public Deed number 79,436, dated April 10, 1984, granted before Notary Public number 54 of the Federal District, Mr. Graciano Contreras Saavedra, it was protocolized the General Ordinary and Extraordinary Shareholders Meeting of Telefonos de Mexico, S.A., held on March 15, 1984 in which it was adopted among others, including the variable capital regime, being recorded the first testimony in the above mentioned commercial record at the Public Registry of Commerce of the Federal District.

c) Through Public Deed number 94,333, dated December 11, 1990, granted before Notary Public number 54 of the Federal District, Mr. Graciano Contreras Saavedra it was protocolized the General Extraordinary Shareholders Meeting of Telefonos de Mexico, S.A. de C.V., held on July 15, 1990 in which it was agreed to increase the corporate capital and fully modify its corporate bylaws, being recorded the first testimony in the above mentioned commercial record in the Public Registry of Commerce of the Federal District.

d) The corporate of his principal is, among others, bill, install, maintain, operate and explode a Public Telephone and Telecommunications Network to render the public service of conducting voice, sound, data, text and image signals, at a local and long distance national and international level and the Public Service of Basic Telephone.

e) His principal has a Title of Concession granted by the Federal Government for a term of 50 years as of March 10, 1976, in accordance with the publication in the official Gazette of the Federation dated March 31, 1976 and the amendment to the Title of

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Concession dated August 10, 1990 published in the official Gazette of the
Federation on December 10, 1990 to render the services mentioned in the preceding paragraph.

f) Under Public Deed number 97,110 dated December 17, 1991, granted be-fore Notary Public number 54 of the Federal District, Mr. Homero Diaz Rodriguez whereby the authority to execute this agreement on behalf of its principal, same which has not been revoked nor modified.

g) His principal is domiciled in Parque Via 190, Col. Cuauhtemoc CP 06500, Mexico, D.F.

II The representative of ACEC declares under oath:

a) His principal is a corporation organized in accordance with the laws of the State of Maryland, United States of America, as evidenced with a copy of the bylaws, certified by the competent authority of the State of Maryland, United States of America.

b) Has the legal capacity to execute this agreement on behalf of its principal as evidenced in the Power of Attorney which is enclosed to this agreement.

c) The corporate purpose of his principal is, among others: design, manufacture, supply and service mediation devices for billing systems and fraud control for telephone companies.

d) His principal is currently in compliance with all its obligations as a supplier of equipment, software and rendering services before the corresponding authorities.

e) Has the financial and administrative ability to execute this agreement and the technical and economic conditions to perform the purposes of this agreement.

f) His Principal is domiciled at 209 Perry Parkway, Gaithersburg, Maryland, 20877 United States of America.

III Joint statements:

a) Both parties state through their representatives that they agree that this agreement does not restrict ACEC from rendering similar or equivalent professional services to the ones provided under this agreement to individuals or entities other than TELMEX, consequently this agreement shall not be considered at any moment as an exclusive agreement or as a labor agreement between the parties and therefore there shall not be made nor shall it be allowed to make any claim that may arise for these matters.

b)(sic) The clauses and titles of the same as well as the exhibits are listed below:

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                                    CLAUSES

CLAUSE   FIRST:           PURPOSE OF THE AGREEMENT
CLAUSE   SECOND:          PRICE
CLAUSE   THIRD:           APPROVAL COMMITTEE
CLAUSE   FORTH:           TERMS AND CONDITIONS OF PAYMENT
CLAUSE   FIFTH:           DELIVERY
CLAUSE   SIXTH:           DURATION
CLAUSE   SEVENTH:         WORK PROGRAM
CLAUSE   EIGHTH:          SITE ENGINEERING SERVICES
CLAUSE   NINTH:           SOFTWARE SUPPLY
CLAUSE   TENTH:           TRANSFER OF SOFTWARE
CLAUSE   ELEVENTH:        DOCUMENTATION
CLAUSE   TWELFTH:         TRAINING
CLAUSE   THIRTEENTH:      CONDITIONS TO RENDER THE SERVICES
CLAUSE   FOURTEENTH:      REPORT
CLAUSE   FIFTEENTH:       CONVENTIONAL PENALTY
CLAUSE   SIXTEENTH:       BOND
CLAUSE   SEVENTEENTH:     WARRANTY
CLAUSE   EIGHTEENTH:      INFORMATION AND CONFIDENTIALITY
CLAUSE   NINETEENTH:      COPYRIGHTS
CLAUSE   TWENTIETH:       PRIOR TERMINATION
CLAUSE   TWENTY FIRST:    RESPONSIBILITY
CLAUSE   TWENTY SECOND:   LABOR RESPONSIBILITY
CLAUSE   TWENTY THIRD:    SUBCONTRACTING AND ASSIGNMENT
                          OF RIGHTS
CLAUSE   TWENTY FOURTH:   FORCE MAJEURE
CLAUSE   TWENTY FIFTH:    CAUSES OF TERMINATION
CLAUSE   TWENTY SIXTH:    ACKNOWLEDGEMENT
CLAUSE   TWENTY SEVENTH:  NOTICES
CLAUSE   TWENTY EIGHTH:   AMENDMENTS
CLAUSE   TWENTY NINTH:    DISPUTE RESOLUTION


                                   EXHIBITS

l. - DESCRIPTION OF THE PROJECT
2. - DETAILED DESCRIPTION OF THE COSTS
3. - APPROVAL COMMITTEE
4. - WORK PROGRAM
5. - TRAINING
6. - DELIVERY PROCEDURE FOR THE PURPOSE OF PAYMENT
7. - CONDITIONS FOR THE UPGRADE OF THE DCMS LITE
8. - ALARMS
9. - TERMINOLOGY

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c) Both parties state that having made the above statements, they agree to formalize this agreement pursuant to the following clauses and exhibits of the agreement.

                                    CLAUSES

CLAUSE FIRST. - PURPOSE OF THE AGREEMENT

ACEC is obligated with TELMEX to sell hardware, render professional services for the development and installation of the "TELEPROCESS PROJECT" described in Exhibit 1 of this agreement and to grant to TELMEX and its affiliated a license and sublicense to use the software as provided in this agreement and its exhibits. For these purposes, ACEC is obligated to supply, install and render the services which are described in Exhibit 1 hereof.

CLAUSE SECOND. - PRICE

The maximum amount that TELMEX will pay to ACEC for the development of the whole "TELEPROCESS PROJECT" shall be the amount of (Confidential material is omitted and has been filed separately with the Commission) without Value Added Tax, which is formed as follows:

Material and software    (Confidential material is omitted and has been filed
                         separately with the Commission)

Services and royalties   (Confidential material is omitted and has been filed
                         separately with the Commission)

Expenses (Confidential material is omitted and has been filed separately with the Commission)

The price corresponding to expenses is an estimate therefore the final amount of the same shall be determined pursuant to the terms and conditions established in the clause Terms and Conditions of Payment of this agreement.

The above mentioned price includes a discount of (Confidential material is omitted and has been filed separately with the Commission) which ACEC undertakes to grant to TELMEX to support financing.

The detailed description of the costs related with the "TELEPROCESS PROJECT" are defined in Exhibit 2 of this agreement.

The price of the "TELEPROCESS PROJECT" also includes direct and indirect expenses that "ACEC" may have do to comply with this "AGREEMENT", except for those expressly mentioned in this "AGREEMENT".

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CLAUSE THIRD. - APPROVAL COMMITTEE

In order to control the development of the "TELEPROCESS PROJECT" purpose of this "AGREEMENT", an Approval Committee shall be created, same which shall be formed by "TELMEX" personnel. This committee shall have the power to evaluate and approve the advances of the "TELEPROCESS PROJECT", issuing for these purposes a letter or approval to make the payment-

The Approval Committee is detailed in Exhibit 3 of this "AGREEMENT".

CLAUSE FORTH. - TERMS AND CONDITIONS OF PAYMENT

"TELMEX" shall pay in cash, pursuant to the conditions mentioned in Exhibit 6 of this "AGREEMENT", and prior authorization of the Approval Committee pursuant to the following:

ITEM                          PAYMENT
Materials and software        40% upon delivery at "site"
And royalties
                              50% upon start and test of equipment
                              5% upon connection with the Central
                              5% upon polling test with billing equipment

Services                      100% upon delivery

Expenses                      100% upon delivery

Payment of the software and hardware purpose of this "AGREEMENT", may be made by "TELMEX" by using any of its existing lines of financing, being obligated "ACEC" to provide the documents that "EXIMBANK" may require to make such payment.

Complementary documents that "ACEC" shall deliver to "TELMEX" for each item:

MATERIALS AND SOFTWARE. Commercial invoice of "ACEC" based on the price per unit indicated in Exhibit 2 of this "AGREEMENT" and the corresponding "Purchase Order" derived from this "AGREEMENT", enclosing the Certificate of Origin of the product and evidence that it was manufactured in the United States of America.

SERVICES AND ROYALTIES. Commercial invoice of "ACEC" based on the price per unit indicated in Exhibit 2 of this "AGREEMENT" and corresponding "Purchase Order" derived hereof.

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If applicable, "TELMEX" shall withhold to "ACEC" the income tax (I.S.R.) in accordance with the applicable law.

EXPENSES. List of expenses, with enclosed documents and invoices, based on the price per unit indicated in Exhibit 2 of this "AGREEMENT". The above mentioned list shall include import duties, freight expenses, insurance and customs expenses of the software and hardware, purpose of this "AGREEMENT". ACEC shall deliver the original invoices and import certificate issued on behalf of "TELEFONOS DE MEXICO S.A. DE C.V.", and complying with all tax requirements then in effect. "TELMEX" will only reimburse to "ACEC" the expenses, provided that, they are related with the transportation, insurance or importation (including import duties) in accordance with the unit values indicated in Exhibit 2, table "A" of this "AGREEMENT" and pursuant to the transportation discount policies mentioned in Exhibit 2 and calculated in accordance with table "B" hereof.

Any excess in the expenses in relation to the price per unit indicated in
Exhibit 2 table "A" shall be paid by "ACEC" except for any variation increasing import duties, that may not be controlled by "ACEC", as mentioned in Exhibit 2 hereof. In the event of a decrease in the expenses it shall be automatically reflected in the invoices that "ACEC" delivers to "TELMEX", such as the annual decrease of the duties applicable to the equipment pursuant to NAFTA, "ACEC" guarantees that the software and hardware supplied hereunder are of U.S. origin.

It shall be the responsibility of "ACEC" to import and make any customs proceedings required for the Software and Hardware purpose of this "AGREEMENT" on behalf and for the account of "TELMEX", paying the corresponding taxes, duties, expenses, import duties and value added tax.

"ACEC" shall obtain the documents with the fiscal requirements in effect, that evidence the legal importation of the Hardware and Software, and the expenses deriving from said importation, including insurance, transportation and customs agent and import duties.

"ACEC" shall be liable for any misuse of this power and hereby undertakes to maintain "TELMEX"'s interest safe from any damage, and to reimburse any damages that his misuse may cause without any legal or financial limitation.

"ACEC" undertakes to obtain a Surety Bond from those rendering services to "ACEC" related with the legal importation of the Software and Hardware purpose of this "AGREEMENT", under which they release "TELMEX" of any payment obligation to such individuals or entities in connection with this "AGREEMENT", being "ACEC" the only liable party before those individuals or entities for making the payments deriving from the services requested by "ACEC". This letter shall be delivered to "TELMEX" prior to the acceptance for reimbursement of any invoice issued by such individuals or entities.

It shall be deemed as a payment in cash, the one made by "TELMEX" after thirty (30) calendar days following the presentation of the invoices by "ACEC" with all the requirements, at the corporate domicile of "TELMEX" or at the place previously requested in writing by the latter, pursuant to the proceeding established by "TELMEX", and shall comply with the corresponding tax requirements. The invoices shall include the corresponding report of the activities developed, the advance of the "TELEPROCESS PROJECT" and the finished products, same which shall be approved by the Approval Committee.

Payments in American dollars in favor of "ACEC" deriving from the performance of the provisions of this "AGREEMENT" shall be made by wiretransfer in American dollars, within the Mexican legal framework authorizing the transfer of currency abroad, and considering the following information:

American Computer and Electronics Corporation 209 Perry Parkway
209 Perry Parkway
Gaithersburg, Maryland 20877
U.S.A.

Citizens Bank of Maryland
14401 Sweitzer Lane
Laurel, Maryland 20707
ABA # 055002969
Account # 121-030-0634

The reimbursement of expenses account denominated in National Currency (N$) shall be paid in cash in National Currency (N$), such as reimbursement of import duties, among others. "TELMEX" shall make the reimbursements through a wiretransfer of the amount of the invoices in National Currency (N$) to the account in National Currency (N$) indicated by "TELMEX" to "ACEC" in writing with enough anticipation, provided that such transfer is made outside of the national territory (Mexico), otherwise, "TELMEX" shall deliver a check in Nuevos Pesos (N$) in favor of AMERICAN COMPUTER AND ELECTRONICS CORPORATION.

CLAUSE FIFTH. - DELIVERY

"ACEC" shall deliver to "TELMEX" the Hardware and Software purpose of this "AGREEMENT" in "TELMEX" installations in Mexico, D.F. designated in the purchase orders deriving from this "AGREEMENT". "ACEC" has included in the costs mentioned in Exhibit 2 the redistribution of the Hardware and Software of the telephone Centrals designated by "TELMEX" to be installed by "ACEC".

The delivery proceeding for payment is established in Exhibit 6.

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CLAUSE SIXTH. - DURATION

The term of this "AGREEMENT" shall be three (3) years as of the date of execution of the same, consequently it expires on indicated date, without need of a court notice.

The warranties established in this "AGREEMENT" shall continue in effect until its expiration.

The licenses and sublicenses to use the Software granted by "ACEC" to "TELMEX" and its Affiliates and that "TELMEX" has paid in whole shall be perpetual.

CLAUSE SEVENTH. - WORK PROGRAM

"ACEC" shall deliver to "TELMEX" within the following five days after the execution of this "AGREEMENT" a detailed WORK PROGRAM, which shall be submitted for "TELMEX" approval for its performance. "ACEC" undertakes to supply the Hardware, Software and services to "TELMEX" in the places and dates designated by the latter, and in accordance with the criteria set forth in Exhibit 4 to this "AGREEMENT".

In the event of changes to the WORK PROGRAM due to "TELMEX" needs, both parties shall agree in writing to the corresponding amendments.

CLAUSE EIGHTH. - "SITE" ENGINEERING SERVICES

"ACEC" shall provide in the initial stage of "site" engineering services, visiting each central, prior the issuance by "TELMEX" of a "Purchase Order" for the Hardware and Software for such centrals included under this "AGREEMENT" in order for "ACEC" to obtain the data required by "ACEC" for the "site survey" procedures or field survey.

Both parties agree that these services are required to determine the condition of the equipment, of the "upgrade", the condition of the electric installation, the location of the equipment and devices, wiring and interfaces among others.

The field surveys performed by "ACEC" shall be delivered to "TELMEX" in a series of reports grouped in binders by SOT, for its later use and validation.

The field reports shall be performed prior programming with "TELMEX".

CLAUSE NINTH. - SOFTWARE SUPPLY

For purposes of this "AGREEMENT", the software includes the operative Systems, the System Software (including the software for storage and delivery, software for management of the system, software for diagnosis and maintenance, software for automatic alarm report), Application Software and Network Management Software, whether "ACEC" is the author of said Software or has the authorization to license or sublicense the same.

"ACEC" shall provide to "TELMEX" the software as follows:

a) The supply of the Software shall be made with all the corresponding related documents, diskettes or magnetic means, in accordance with the date(s) established hereunder on the requests deriving herefrom.

b) With the purpose of protecting the industrial and intellectual property related with the Software subject of this "AGREEMENT", "TELMEX" hereby is obligated to reproduce in copies used as back-up the notices of being a trade secret and a copyright as applicable in accordance with "ACEC"'s indication then in effect.

c) "ACEC" undertakes to supply and install the Software or to be installed by "TELMEX" as the latter deems it convenient, in the equipment and dates designated in the WORK PROGRAM.

d) "ACEC" shall be responsible for submitting to "TELMEX" any new updated, if any, Software without additional cost for "TELEMEX", within the next fifteen
(15) working days after the new product is released, during the duration of this "AGREEMENT".

e) "ACEC" undertakes to supply to the "TELEMEX'S" Systems library an original additional copy all the documents regarding the Software Application, including the main programs and documentation of the whole licensed and sublicensed Software and new versions (the "Documentation"), in the same delivery dates established in c) of this clause.

f) All Software shall be delivered based on executable programs except for Software Application, which shall be supplied along with the source code. With this code "TELMEX" will be able to modify the existing applications as well as modify the call registration format, increasing or decreasing its size and auditioning eliminating fields.

CLAUSE TENTH. - TRANSFER OF SOFTWARE

"TELMEX" may transfer the software subject of this "AGREEMENT" without additional cost for "TELMEX" within the Mexican Republic to a computer equipment of similar configuration, if the latter substitutes the computer equipment designated by "TELMEX" or if the computer equipment designated by "TELMEX" were transferred to a different location within "TELMEX" whether within the territory of the Mexican Republic or abroad, provided "TELMEX" previously notifies "ACEC".

CLAUSE ELEVENTH. - DOCUMENTATION

"ACEC" shall deliver all documentation related with the use of the Software and Hardware in the terms and conditions established in this "AGREEMENT".

The following documents shall be delivered in Spanish:

- -  DCMS user's manual
- -  DC4S Lite user's manual
- -  ANMS user's manual

CLAUSE TWELFTH. - TRAINING

"ACEC" undertakes to provide sufficiently broad training both in the theoretical and practical aspect, in order for "TELMEX" and INTTELMEX personnel to be able to train "TELMEX" personnel to perform the functions of: projecting, installing, testing, receiving, operating, maintaining, and supervising adequately and satisfactorily the systems and/or equipment purpose of this "AGREEMENT"; in the understanding that such training shall be for the time and quality required by "TELMEX" and INTTELMEX without any additional cost and complying the specifications contained in Exhibit 5 of this "AGREEMENT".

CLAUSE THIRTEENTH. - CONDITIONS TO RENDER THE SERVICES

a. "TELMEX" shall have the right to continuously supervise the quality control and to approve the performance of the works under this "AGREEMENT", at all times and until the end of the same.

b. Upon termination of the "TELEPROCESS PROJECT" dully accepted by "TELMEX", termination letter of the same shall be signed, provided that the works contained hereunder have been performed and finished in accordance with "TELMEX"'s requirements. Through this letter the services shall deemed to have been accomplished with "TELMEX" conformity.

C. "ACEC" shall provide the Hardware, Software and Services object of this "AGREEMENT" at "TELMEX" offices and/or in the places indicated in writing by "TELMEX".

"TELMEX" shall issue in advance a "Work Order" in which it will specify the equipment that shall be installed and where at. In addition it shall coordinate and inform the "TELMEX"'s personnel that shall be responsible for providing the operative support required in order for "ACEC" to make such installation or group of installations, likewise "TELMEX" shall allow access to its installations to "ACEC"'s personnel and shall proceed without delay to render the services.

"TELMEX"'s operational support shall be performed in advance upon initiation of the installations, in view of the fact that any delay by "TELMEX" shall be considered as not attributable to "ACEC" for purposes of compliance with the "WORK PROGRAM".

d   "ACEC" is obligated that any alien personnel hired to perform the works established in this "AGREEMENT", shall have the necessary immigration quality and characteristics for the valid performance of the same, in accordance with the provisions of the applicable Mexican laws. For such effect, "ACEC" shall timely perform at its cost, any application, authorization, request or proceeding required before the competent authorities-

e. "ACEC"'s personnel shall perform the works object of this "AGREEMENT" complying with the general security measures established by "TELMEX", for the access and circulation in the premises of the latter and of those that may be provided to them.

f. In regard to the personnel used by "ACEC" or the services object of this "AGREEMENT", "TELMEX" shall at all times the ability to notify to "ACEC" that one or more of its employees are not accepted by "TELMEX", being enough for this purposes simple written notice justifying the causes or reasons for which the replacement of the personnel is requested. In such event, "ACEC" shall remove from "TELMEX" the employees and shall replace them with other(s), for the compliance of the purpose of this "AGREEMENT" within the time and quality required. All the expenses related with such change shall be borne by "ACEC".

g. The personnel designated by "ACEC" to perform the purpose of this "AGREEMENT" within the Mexican Republic, shall speak, understand and read the Spanish language. Thus all the work performed by "ACEC"'s personnel shall be in Spanish language except for those which by their own nature have to be in another language.

h. "ACEC" undertakes to have within the Mexican Republic a permanent representative for at least the term of this "AGREEMENT".

i. In the event of an "upgrade" of the DCMS Lite the conditions established in Exhibit 7 hereof shall apply.

j. "ACEC" shall additionally have a civil liability insurance to cover the damages that "ACEC" might cause to the Hardware and Software or to "TELMEX"'s personnel -in the performance of the installation works or during the transit at "TELMEX" premises.

CLAUSE FOURTEENTH. - REPORT

"ACEC" hereby is obligated to submit a weekly report before the Approval Committee that shall include the advance and final result of the works and the activities developed to accomplish the purpose of this "AGREEMENT". Said report shall be enclosed to the invoice for its payment duly authorized by the Approval Committee.

"ACEC" shall have the obligation to deliver to "TELMEX" all the information related to the status of the performance of the works related to the "TELEPROCESS PROJECT" whenever required by "TELMEX", in a term that shall no exceed 72 business hours as of the receipt of written request.

CLAUSE FIFTEENTH.- CONVENTIONAL PENALTY

The parties agree that in the event of any delay in any date compromise or time to answer deriving from this "AGREEMENT", including the guarantees or causes attributable exclusively to "ACEC", it shall pay to "TELMEX" a conventional penalty equivalent to 0.066% daily, calculating such percentage on the total price of the products (Hardware, Software and/or Services), corresponding to the Central in which such delay occurs, in accordance with the Purchase Order.

Such conventional penalty shall be subtracted from the payment of the corresponding invoice, provided there are bills pending of payment by "TELMEX" to "ACEC", otherwise or when the amount of the Conventional Penalty is greater than the amount of said invoice, "ACEC" undertakes to deliver to "TELMEX", when required by the latter, a cheque in favor of "TELEFONOS DE MEXICO, S.A. DE C.V.", for the amount resulting from the delay.

CLAUSE SIXTEENTH.- BOND

"ACEC" shall guarantee the obligations related to this "AGREEMENT" through a bond which shall be granted by a Mexican prestige institution, authorized by the Ministry of Finance, which shall be issued in favor of and to the satisfaction of "TELMEX" pursuant to the following:

a. The bond shall be granted in national currency, for ten percent (10%) of the total amount of this "AGREEMENT", considering the exchange rate published by Banco de Mexico in the Official Gazette of the Federation on the date of issuance of the bond, same which shall be submitted to the Credit management Office and "TELMEX" "AGREEMENT" for its safekeeping, within the following thirty (30) natural days to the date of execution of this "AGREEMENT".

b. The bond shall be in order for "ACEC" to guarantee each and every of the obligations and conditions of this "AGREEMENT".

c. In the event that the performance of this "AGREEMENT" is extended, the corresponding bond shall also be extended.

d. The bond shall be in effect for the term of this "AGREEMENT".

e. The bond guarantying the compliance of this "AGREEMENT" may only be cancelled with a written approval of "TELMEX".

CLAUSE SEVENTEENTH. - WARRANTY

a) "ACEC" warranties the Software and Hardware on "site" under normal operation conditions, for a term of two (2) years, including labor and the materials, as of the date of acceptance of the installation of the Hardware and/or Software by "TELMEX". This warranty also includes that the documentation furnished by "ACEC" shall be in conformity with the related software. In the event that "TETMEX" modifies the Application Software, "TELMEX" shall lose the functional warranty of the same except for the minor changes indicated in Exhibit 5 of training and what is mentioned in paragraph
j) of this clause.

The Hardware of the DCMS Lite "upgrade", except hard disk, shall have in addition to the warranty established in the preceding paragraph, an additional limited warranty for three (3) additional years to cover manufacturing defects, both in materials and labor. This warranty is not on "site". "ACEC" undertakes to repair the Hardware having this type of defect during years 3, 4 and 5 and not later than thirty (30) business days, once the same has been delivered to "ACEC" for its repair together with the corresponding warranty claim.

b) In the event that the Software and/or Hardware have design problems attributable to "ACEC", it will have the obligation to perform without any charge for "TELMEX" all the necessary corrections in a term not longer than thirty (30) business days as of the notice by "TELMEX".

It shall perform the updating and corrections necessary in the Software in order to comply with the specified Software. Design corrections shall be made to the Hardware including the replacement of the whole board or equipment-

Software and Hardware design corrections shall be made at the switch previously designated by "TELMEX" in which the equipment is installed and the error shall be repaired until the purpose of this "AGREEMENT" is satisfactorily achieved.

Given that the system allows it, any updating to the Software it may be made remotely, provided that the purpose of the "AGREEMENT" is fulfilled at all timed.

c) During the warranty term, "TELMEX" may return to "ACEC" any defective magnetic means, which may be replaced at no cost within the following thirty
(30) business days after the date of return and in the event that the content of the documentation is not in conformance with the content of the Software, "ACEC" undertakes to make any required modifications or to replace the documentation and/or software with the thirty (30) business days from the notice.

d) In the event of a breach to the warranty and to the terms and date compromises established in this "AGREEMENT", and which substitution was not possible, nor the repair of the Software or Hardware, the penalties indicated in the Conventional Penalty Clause shall apply during all the time in which the failure or problem is present. In the event of such substitution or repair is not possible whether for "TELMEX" decision or by notice of "ACEC", "TELMEX" may proceed to what is provided in the Causes of Termination Clause and/or Use the corresponding bond.

e) "ACEC" warrantees only the DCMS Hardware and DCMS Lite Hardware, the software, the documentation and the installation of the system. In the event that "ACEC" investigates a warranty claim that thereafter results being a problem not related to "ACEC", dully justified before "TELMEX", "ACEC" shall bill "TELMEX" for the labour required in such investigation at the labor prices published in this "AGREEMENT", being entitled to bill no more than five (5) hours for each event.

f) "ACEC" shall make any correction to the hardware or software on "site" (if required), provided they are not of design, in accordance with the criteria established in Exhibit 8, provided "TELMEX" allows access to the switch and the corresponding operational support, with the purpose of guarantying the continuous operation of the system. The time to answer and repair the Hardware and Software shall be initiated immediately at any time between 9AM and 6PM. Mexico City time, from Monday to Sunday all year round. "TELMEX" and "ACEC" undertake to design proceedings in order for "TELMEX" to be able to report the failures under the same may be timely solved.

"ACEC" shall also render preventive maintenance services to the Hardware during the warranty term and "TELMEX" has the option at the end of said term to acquire maintenance services.

g) "TELMEX" shall furnish the name of the individual who will be responsible in each region of "TELMEX" together with a back-up who shall be in charge of the telephone operation -in the "TELMEX" switch.

h) "ACEC" shall replace any part used in "TELMEX" inventory during the warranty term in less than two (2) business days.

i) "TELMEX" and "ACEC" shall establish a priority of warranty service for switch in accordance with the criteria established in Exhibit 8.

j) In the event of new applications, the software warranty is maintained provided that the new application is validated with "ACEC" prior to the initiation and the end, with the purpose of validating the functionality and interoperability, in order to avoid an impact on the applications and the Software of the system. The analysis, design, development and installation of these new applications shall be made exclusively by "TELMEX" s personnel. "ACEC" undertakes to participate in this validation process, in accordance with a methodology to avoid loosing the warranty with the development of new applications by "TELMEX" during the term of this "AGREEMENT" and the warranties.

CLAUSE EIGHTEENTH. - INFORMATION AND CONFIDENTIALITY

"Confidential Information" means the prices or information relating to the new products of the supplier, industrial and trade secrets and any other property:( right, and any business, market or technical information disclosed by the parties in connection with this "AGREEMENT", identified in writing as confidential by the owner. This term does not include information in the public domain or which may have been legally disclosed to third parties after the execution of this "AGREEMENT" or made of the public domain by any individual or through other any act not included within those prohibited or not authorized in the terms of this "AGREEMENT".

All the information and documentation delivered between both parties pursuant to this "AGREEMENT", shall be considered Confidential, therefore neither party may disclose it to third parties by any means whether oral magnetic or written.

Both parties are obligated not to copy, disclose, distribute, reveal, communicate, or transfer any mean or manner in general and not to disclose directly or indirectly through its personnel or third parties the confidential information provided by any of the parties or to which it may have had access as a consequence of this "AGREEMENT", except when required for the execution of the "TELEPROCESS PROJECT", except with a written authorization from the party issuing the documentation.

Both parties consider as confidential all the information received by the other party, related to this AGREEMENT and undertake to apply the provisions which are usually used for the protection of the secrecy of their own documents and information.

Especially, both parties shall inform to the members of their personnel and authorize third parties having access to the documents and the information from the other party, of prohibition to disclose them to third parties in whole or in part through one manner or another.

CLAUSE NINETEENTH. - COPYRIGHTS

Copyrights of the Application Software, once finished based on "TELMEX" requirements and which are paid by the latter, including the source programs, purpose programs and documentation developed under the "TELEPROCESS PROJECT" described in Exhibit 1, including the "Documentation" shall be of "TELMEX".

Property Rights of the programs, routines, applications and tools that belong to "ACEC" and/or to third parties prior to the execution of this "AGREEMENT", including SBE TCP/IP, QNX, SOFTWARE QNX, AEG, MODCOMP UNIX, MOTOROLA M68, Marben FTAM, ANMS AND THE SYSTEM SOFTWARE, shall continue being property of "ACEC" or third parties.

Both parties acknowledge that any additional program that may be developed for the account of "TELMEX" to supplement or improve the reliability of the Software developed shall be the property of "TELMEX".

Except for the already existing programs, routines and applications at the time of execution of this "AGREEMENT" belonging to "ACEC" and/or to third parties, "ACEC" shall not assign, license, transfer or commercialize the Application Software without the prior written authorization of "TELMEX" and when this event occurs "ACEC" shall pay to "TELMEX" the corresponding royalties in the form and amount mutually agreed.

"ACEC" is solely liable for the copyrights in the use of the Software and tools utilized or furnished by it to deliver the purpose of this "AGREEMENT".

"ACEC" states under oath that it has the corresponding authorization to license the software SBE TCP/IP, QNX, SOFTWARE QNX, AEG, MOD COM UNIX, MOTOROLA M68, MARBEN FTAM and any other that it may use to comply with this "AGREEMENT".

Within the following one hundred and twenty (120) days from the execution of this "AGREEMENT", "ACEC" shall deliver to "TELMEX" copy of the documents evidencing the authorizations that it has to license or sublicense the Software mentioned in the preceding paragraph, dully certified by the Secretary of "ACEC".

In addition, in connection with ANMS SOFTWARE, the System Software and the tools and applications previously developed by "ACEC", "ACEC" hereby undertakes to deliver to "TELMEX" within the following one hundred and twenty
(120) days from the execution of this "AGREEMENT" copies of the copyrights registrations corresponding to these products. This date compromise shall be subject to the penalties indicated in the Conventional Penalty Clause except for a cause of Force Majeure.

"ACEC" warrants that it is the holder of the ANMS Software Rights, System Software and its tools and applications previously developed, therefore in the event that an individual files a claim in regard to the intellectual or industrial property rights in connection with the Software purpose of this "AGREEMENT", "ACEC" undertakes to maintain "TELMEX"'s interests safe. "ACEC"'s responsibility established in this paragraph shall be applicable provided that "TELMEX" a) notifies in writing to "ACEC" of the claim or law suit filed against it and b) allows "ACEC" the defense of the same.

"ACEC" has the express authorization to license the software purpose of this "AGREEMENT", including Software SBE TCP/IP, QNX, SOFTWARE QNX, AEG MODCOMP UNIX, MOTOROLA M68, MARBEN FTAM consequently if it is considered that such software is an invasion of the rights of third parties and the use of the same is prohibited, "ACEC" shall obtain for "TELMEX" the right to continue using the Software which was licensed, or if applicable it shall replace it with a substitute that does not invade the protected Software, or it may modify such Software in such a manner that it does not invade the rights of third parties or, finally, with the written authorization of "TELMEX" it shall remove the software and return to "TELMEX" the total price of the corresponding software based on "ACEC"'s list of prices then in effect this regardless of the loses or damages caused to "TELMEX" for this cause.

CLAUSE TWENTIETH. - PRIOR TERMINATION

"TELMEX" may terminate this "AGREEMENT" in whole or in part, without a court order by a written notice with at least thirty (30) calendar days prior to the termination date. Within the following two (2) days of the written notice notice the parties shall meet to define by mutual agreement a work program to be performed by "ACEC" during this last (30) thirty days

In the event of prior termination of this "AGREEMENT", "TELMEX"'s obligation to pay the work performed until the date the termination of the "AGREEMENT" is effective and "ACEC"'s obligation to maintain the corresponding warranties shall remain valid.

In the event of "Purchase Orders" in process, their suspension or conclusion shall be mutually agreed and the corresponding payment shall be negotiated.

CLAUSE TWENTY FIRST. - RESPONSIBILITY

"ACEC" is liable before "TELMEX" of all the loses and damages that it may cause, without prejudice of the legal actions to which it may be entitled to, in the event of non-compliance with this "AGREEMENT", as well as for negligence, lack of skill or dolus, without prejudice of the penalties in the event of crimes, notwithstanding the foregoing, both parties agree that under no circumstance "ACEC"'s responsibility shall be for an amount greater than the total value of this "AGREEMENT".

"ACEC" is liable to "TELMEX" for all the Hardware and Software that "ACEC" sells, licenses or sublicenses to "TELMEX", as well as the training and warranty which are provided by "ACEC".

"TELMEX" shall be responsible for the safekeeping and physical wholeness of the Hardware and Software when the same are within its premises and have been electrically installed pursuant to the indications of the "Work Order" of "TELMEX", to the satisfaction of the latter and provided that the damages caused to the Hardware and Software are not caused by "ACEC". For these purposes, "ACEC" shall be obligated to obtain broad and sufficient insurance to protect at all times and until its delivery and electrical installation in the final place at "TELMEX" premises, the physical wholeness of "TELMEX"'s Hardware and Software, from the occurrence of any type of accident, loss, or theft.

"ACEC" has the obligation of repairing the Hardware and Software that it supplies to "TELMEX" or to correct the services, in the event of failure, in accordance with the conditions and the times of answer mentioned in the Warranty Clause of this "AGREEMENT", depending, on the type of problem and switch.

"ACEC" is not liable for any delay in the delivery or installation of the Hardware and Software when these are attributable to "TELMEX", prior evidence of the causes.

"ACEC" is not liable before "TELMEX" for any incidental or consequential damages caused for the inadequate operation by "TELMEX" of the equipment and Software supplied by "ACEC", prior evidence to "TELMEX" of said inadequate operation.

"ACEC" is not liable of "TELMEX" telephone operation, including the lack of or bad performance by "TELMEX" of the proceedings established that derive from a loss of data or of the impossibility to recover such data in the event that one of the products of "ACEC" is totally or partially out of order, even for a problem in the installation, repair or manufacturing both of the Hardware or Software, independently of the time of duration of such condition. "ACEC- shall not be liable if such proceedings are non-existing or not established.

"ACEC" is not liable for the cost of operating the Hardware and software provided by "ACEC".

During the engineering stage of the "TELEPROCESS PROJECT", including the placement of the Hardware and Software through the DCMS Lite, "ACEC" shall jointly perform with "TELMEX" tests to the equipment under "TELMEX" supervision.

The loss of data or unrecovered data that may occur between the delivery of the equipment and Software to the final acceptance of the same, independently of the time when the same occurs, shall be considered as part of the tests. "TELMEX" shall have operational proceedings to preserve the data during this stage of the "TELEPROCESS PROJECT", without any liability whatsoever for "ACEC".

CLAUSE TWENTY SECOND. - LABOR RESPONSIBILITY

"ACEC" is obligated to provide the services purpose of this "AGREEMENT" in a personal manner and with the specialized personnel necessary for the compliance of the same.

"ACEC" as contractor and employer of the personnel that it will use for the works deriving from this "AGREEMENT", shall be solely liable of the obligations deriving from the legal provisions and other regulations in the area of labor and social security.

"ACEC" undertakes the responsibility of all the claims filed against it or against "TELMEX" by its employees in connection with the works deriving from this "AGREEMENT".

Under oath an in terms of article 13 of the Federal Labor Law, "ACEC" states that it has sufficient elements of its own to comply with the obligations deriving from the relation with its employees and consequently is the only employer of each and everyone of the individuals that it has hired to participate in the development and performance of the purpose of this "AGREEMENT", releasing "TELMEX" from any labor liability whatsoever.

CLAUSE TWENTY THIRD.- SUBCONTRACTING AND ASSIGNMENT OF RIGHTS

"ACEC" shall not subcontract in whole or in part the obligations of this "AGREEMENT" with any other individual or entity, nor assign the rights deriving hereunder, except when there is a prior and written "AGREEMENT" between the parties.

CLAUSE TWENTY FOURTH.- FORCE MAJEURE

In the event of an act of God or force majeure that could partially or totally prevent the execution of this "AGREEMENT", the same may be terminated by any of the parties through a written notice within the following five (5) calendar days after this circumstance has occurred, undertaking the parties to make the required adjustments to the payments for the work already performed.

"ACEC" shall be subject to the conventional penalties mentioned in the Conventional Penalty Clause, to guaranty the compliance of the time of delivery or any date compromised, provided this delay does not derive from any cause of force majeure such as a natural disaster, violence, political disorder, temporary or permanent close of customs and airports, amendments to the customs or copyrights law, amendments or creation of new taxes that notoriously affect the costs, crimes and/or accident that totally or partially prevents "ACECI"'s activities as well as other causes of force majeure.

In case of an event of this nature, "ACEC" shall submit to "TELMEX" in writing a detailed report of the status with sufficient and complete evidence to the satisfaction of "TELMEX", and at the option of "TELMEX" it shall proceed to cancel this "AGREEMENT" in accordance with the first paragraph of this clause or extend the corresponding term without any penalty. In the event that no satisfactory evidence is submitted it shall proceed to apply the conventional penalties in accordance with the Conventional Penalty Clause of this "AGREEMENT".

CLAUSE TWENTY FIFTH. - CAUSES OF TERMINATION

"TELMEX" may terminate this "AGREEMENT" immediately, without a court order through a written notice, in the following cases:

a) For breach of any of the obligations established in this "AGREEMENT".

b) For a court or executive order or resolution requesting them to do so.

CLAUSE TWENTY SIXTH. - ACKNOWLEDGEMENT

This "AGREEMENT" is the entire understanding between the parties, in relation with the purpose of the same and supersedes any other negotiation, obligation or communication among them, whether oral or written prior to the date of its execution.

CLAUSE TWENTY SEVENTH. - NOTICES

For purposes of this "AGREEMENT" the parties designate following domiciles:

" "TELMEX" "
Telefonos de Mexico, S.A. de C.V
Rio Panuco No 71
Col. Cuauhtemoc
Cp 06400, Mexico, D. F.
Attn.  Ing. John Locus

" "ACEC" "
AMERICAN COMPUTER AND ELECTRONICS CORPORATION
209 Perry Parkway
Gaithersburg, Maryland, 20877
United States of America
Attn:  Mr. Thomas Russotto

All notices required hereunder shall be addressed to the above mentioned domiciles and sent through fax, personally, registered air mail return receipt requested, or by express courier service and shall be deemed to have been received at the time of its delivery or confirmed receipt. Any change of domicile shall be notified to the other party with at least fifteen (15) business days in advance from the date on which such event should occur, otherwise all the notices and communications shall be legally effective on the date of delivery at the registered domicile.

CAUSE TWENTY EIGHTH. - AMENDMENTS

This "AGREEMENT" may be amended or modified at any time provided the parties mutually agree to do so in writing.

CLAUSE TWENTY NINTH. - DISPUTE RESOLUTION

The parties shall submit everything related to the validity, intent, construction, execution, compliance and arbitration of this "AGREEMENT" and any of its terms and for the resolution of all the disputes, controversies, or differences that may derive directly or indirectly from this "AGREEMENT" before two high officials of "TELMEX" and "ACEC", who shall be empowered to solve the controversy in an amicable manner. If there is no solution to the controversy within the following fifteen (15) calendar days on the date one of the parties notifies the other of the existence of said controversy, difference or dispute, the same shall be solved in a final manner through arbitration proceedings at law, expressly agreeing to the rules of procedure and the arbitration in general shall be conducted pursuant to the Regulation of Conciliation and Arbitration of the International Chamber of Commerce
(ICC).

The arbitration shall be conducted in Spanish and shall be held in Mexico City. The applicable law to the arbitration shall be Mexican Law. The arbitration shall be decided by three arbitrators, one designated by each of the parties and the third one designated by the two arbitrators selected by such parties. If one of the parties does not appoint its arbitrator within the following fifteen (15) business days following the date on which the request for arbitration from the other party is notified, or if the two arbitrators, within the following fifteen (15) business days after their designation do not reach an "AGREEMENT" about the third arbitrator, then the Mexican Chapter of the International Chamber of Commerce or in lack or excuse thereof, the Court of Arbitration of the same Chamber shall designate the third arbitrator, as the case may be, in accordance with the provisions of said regulation. The arbitration shall be decided within a term that shall not exceed sixty (60) business days from the date the arbitral proceedings are initiated and shall be managed by the arbitrators. The arbitral award shall be final and binding between the parties and may be filed by any of the parties for its execution before any court, with competent jurisdiction and the parties agree to expressly submit to the jurisdiction of such court only for the purposes of executing this arbitral clause and any award based on the same. The parties hereby expressly waive the right to appeal. The parties shall decide any matter pursuant to the rules of law, except that, in a later written "AGREEMENT", as the case may be, the parties agree that it is solved through amicable composition or arbitration or through a resolution or "fallo en conciencia".

Having read this "AGREEMENT" and being no error, dolus, bad faith or violence, the parties executed in duplicate in Mexico City Federal District on October 11, 1995.

" "TELMEX" "                              " "ACEC" "

/s/ Adolfo Cerezo Perez                   /s/ Thomass Russotto
- -----------------------------------       -----------------------------------
Ing. Adolfo Cerezo Perez                  Mr. Thomass Russotto
Director of Finance and                   Vice-president
Management

/s/ Carlos Aguerrebere Barroeta
- -----------------------------------
Ing. Carlos Aguerrebere Barroeta
Director of Systems

/s/ Isidoro Ambe Attar
- -----------------------------------
Lic. Isidoro Ambe Attar
General Subdirector of Supply

                    EXHIBIT l. - DESCRIPTION OF THE PROJECT

"ACEC" shall supply and install DCMS mediation devices and DCMS Lite upgrades for existing equipment in the digital switches designated by TELMEX, in accordance with this description, utilizing ports of tape and X.25, through which it shall obtain detailed billing records. The project includes the software of the system used to obtain and manage said information, the transfer of the same and in addition the development of a series of applications of software described below as well as a maintenance of the system as a whole. For purposes of the management of the system a network supervision software shall be installed.

SOFTWARE APPLICATIONS

All the software applications described below shall be developed in accordance with the life cycle of the systems indicated in the corresponding
table in Exhibit 4 of the Work Program.   Within this process the
requirements-AL-s of each application shall be precisely defined to the satisfaction of TELMEX.

MESSAGE RATING -

Message rating is the process of taking the detail call record information collected at the switch and applying billing charges that can be used in the creation of customer bills. The rating algorithm works as follows:

The originating and terminating phone numbers are looked up in so-called "Horizontal and Vertical Tables (V&H tables)", which place each call into a mileage group. The mileage group is then looked up in a rate table, which tabulates the prices charged by long distance carriers per circuit mile.
This value is then multiplied by the duration of the call, to produce a rated record.

TELMEX (or a third-party source) will have to provide to ACEC their Horizontal and Vertical tables, the rate tables or its custom message rating algorithms in order for this software to correctly calculate and apply rates.

CREDIT LIMIT CHECKING -

Credit limit checking is an extension of the message rating process for specific billing accounts identified by the user. The DCMS will maintain a database of specific customers, their credit limit, and current usage value for customer messages. The number of customers on the credit watch list will be manageable, no more than approximately 1,000 per switch. On a time-available basis, the DCMS will read through the collected call record files, looking for the phone numbers on the credit watch list. If found, the credit database will be updated with a new usage figure. The credit limit function will work in conjunction with the ANMS software application.

If the accumulated message usage figure exceeds the established credit limit specified for a customer, the DCMS will trigger a software alarm, which will be passed through ANMS to the management console for further action by the TELMEX.

RECORD REFORMATTING, SEPARATION, AND FILTERING -

Record reformatting consist of applying TELMEX's defined parameters to the polled file.

The reformatting proceeds in a straightforward way: given an input record format, an output record format, and algorithms needed to convert between the two, the application within the DCMS processes each call record into the new format.

Separation and filtering works by looking through each record for certain features -- a phone number, a test string, or other TELMEX definable item.
If found, the record is copied to a separations file for transmission and use by a customer provided systems capable of acting upon the file.

TELMEX has control over how the separations file is subsequently handled. Usually, separations files are sent via the DCMS auto transmission function using FTP to some other computer system.

RECORD VALIDATION

The mechanisms of record validation and error checking vary depending on what kind of processing is being performed.

TELMEX provided specifications are required to adequately perform record validation to meet customer expectations. During data collection, the DCMS uses 1) the data transfer protocol, and 2) the auditing markers in the tape data to determine whether it received records correctly.

The data transfer protocol ensures that the DCMS receives what the switch sent; the auditing markers ensure that what was received makes sense.

ERROR CHECKING ALARMS AND AUTO TRANSMISSION -

The call record data passing through the DCMS/DCMS Lite is checked against a set of predefined, TELMEX provided, conditions. When software detects that one or more of the conditions are not met, and error is detected and entry is
 .Logged in the error file
contained in the DCMS. As the error file becomes full, an alarm is triggered that signals the local operator via a local alarm and the centralized ANMS system that a problem exists. Other alarms are monitored as well including memory failure, input interface failure, output interface failure, no serial port response, failure of communications link, failure of the disk system, disk close to full condition, And application software alarms.

Auto transmission of detail call records is done through a software application resident within the DCMS/DCMS Lite. Through a TELMEX defined set of selection parameters, call record data is selected and passed to the auto transmission application that immediately forwards the information to a pre-define location for immediate action and/or further processing. The auto transmission software application resident on the DCMS/DCMS Lite acts on a near real-time basis for the immediate transmission of data selected based upon a predefined criteria.

NETWORK MANAGEMENT SOFTWARE.

AMAT Network Management System (ANMS)-

ANMS is a proprietary software application that provides a centralized command center for the management of AMA billing networks. The ANMS application is capable of remotely updating and administering the operations of the DCMS/DCMS Lite and polling system, UPS32. ANMS presents a real-time window into the state of the DCMS/DCMS Lite network deployed for data collection across the whole of the TELMEX digital switching telephone network. Through the use of on-line screens and commands at a centralized location, ANMS tracks alarms, can alter operational parameters updates transmitter software, analyzes polled data traffic patterns, and tracks and reports maintenance needs within the DCMS/DCMS Lite network.

ANMS will be implemented with a direct interface to DCMS and DCMS Lite using "ACEC"s" proprietary communications protocol.

ACEC will provide TELMEX with basic SNMP agents on the DCMS Lite and ANMS, as well as training and mechanisms to develop new agents in the DCMS Lite. ANMS will be implemented with direct interface to the DCMS and DCMS Lite. ANMS installed using the ACEC proprietary communication protocol. TELMEX has agreed to be a beta test site for the next release of the ANMS software system, at no additional cost to TELMEX. Therefore TELMEX has a right to the following ANMS license without additional charge.

SOFTWARE OF THE SYSTEM

Both, DCMS and DCMS Lite have a software which is owned by ACEC that is denominated "Software of the System". This software includes the storage and delivery routines, the management software for the system, diagnosis and maintenance software and automatic alarm report software. The functions of this software are mentioned in more detail in the description of the DCMS and DCMS Lite products.

DESCRIPTION OF DCMS

This document provides physical, functional and descriptive information about the DCMS (Distributed Call Measurement System). The DCMS is an advanced, microprocessor based data collection, storage, transmission, and processing system for telephone billing data.

The DCMS is a special-purpose microprocessor based computer designed to collect, store and process call accounting data obtained from telephone company central office digital switching systems. The DCMS then makes the data available to a central data collection facility.

The DCMS can collect, store and process call data for long distance calls, local calls (when local call detail is available) , and store the processed data on non-volatile, mass storage disks.

These disks are available with formatted capacities of 1 Gbyte. The call data can be stored in the specific format output by the switch, in Bellcore AMA Format (BAF) or in a format designed and specified by the customer. In addition, TELMEX will use another four record formats which will be between 40 bytes and 336 bytes. TELMEX will provide information about this records during the duration of the project. Both local messages and long distance call records can be compressed by eliminating redundant and/or unnecessary data to increase the call record storage capacity in the same disk space.

The DCMS normally stores data as it receives from the switch and then edits it before committing the data to long-term storage. This editing, at the TELMEX option, can include the selective filtering and elimination of uncompleted calls, abandoned calls and calls below a specified minimum duration. Editing may also include partitioning (user-specified) of records for switch traffic or maintenance data or alarm messages.

When required, the DCMS can examine the switch input in realtime and output information via an RS-232 port based on the input received.

The DCMS has the ability, at the customer option, to rate (price) both local and long distance calls based on user specifications and/or the industry standard tables.

TELMEX specific message rating algorithms can be customized into the rating system. When call rating is performed, the price data is stored as part of the output call record.

Transmission of the call record data to a central facility is generally initiated by the remote computer system. The call data may be sent via the dial-up network or dedicated (private network) facilities. The DCMS is capable of transmitting data over a variety of networks. The DC74S configuration being proposed will use Ethernet TCP/IP for the movement of data.

The DCMS has been designed to provide a very high level of reliability. The system contains embedded diagnostic software that can identify and isolate faults and failures down to the replaceable printed circuit board level. Diagnostic and maintenance procedures can be performed both locally or remotely via an optional RS-232 terminal.

The DCMS operational software will detect problems and generate and output alarms for conditions such as:

   -   Memory board failure
   -   Input interface failure
   -   Output interface failure
   -   Communications link failure
   -   Disk subsystem failure
   -   Disk approaching full capacity

These alarm conditions are signaled visually, audibly, and via relay contacts. They are reported locally and/or remotely to an RS-232 terminal or printer. These alarms can be managed centrally and automatically using an appropriately configured alarm monitoring computer system such as our AMAT Network Management System (ANMS).

Mirror disk subsystems for mirrored data storage are available with the simplex DCMS.

The mirror disk subsystem records all data to two separate disk subsystems within the same chassis. Mirror disks provide an additional level of redundancy for the only moving part of the DCMS.

The DCMS is designed to interface to most types of telephone switches. The files of the central are collected via the magnetic tape output port (denominated P:)C or MTE), or a serial output port using a communication protocol such a RS232 or through protocols MTP, MNP, or FRAM. In the event the magnetic tape output port is used, the serial port RS232 may be used to send commands. In the case of TELMEX the switching vehicles to which the DCMS can be interfaced are:

Ericsson AXE 10
Alcatel S12
Northern D14S 200
AT&T 5ESS

All DCMS components are provided in a standard 19-inch rack configuration. The DCMS can also be housed in a stand-alone cabinet, to be supplied by ACEC.

The basic DCMS is composed of the following components:

   -   1911 Custom chassis
   -   Power converter module
   -   Switch interface module
   -   Monoboard computer module
   -   Communication subsystem
   -   Modem subsystem
   -   Winchester disk drive and interface
   -   System monitor/alarm panel
   -   Terminal/printer interface

The main processor complex of the DCMS consists of a monoboard computer operating a high-speed 32-bit microprocessor. The monoboard computer also has a real-time clock for time-keeping, a watchdog timer for casualty testing, interval timers for task scheduling, and four RS-232 ports for initialization, diagnostics, debugging and interprocessor communications. The monoboard computer connects to other components via a VME bus.

Ethernet networking facilities, a printer interface, four RS232 ports, and the SCSI (Small Computer System Interface) high-speed peripheral bus are included on the DCMS monchoard CPU.

The DCMS uses UNIX System V with real-time extensions. UNIX is a multitasking operating system with support for multiple users, three levels of access security, and task prioritization.

The DCMS comes equipped with 8MB of DRAM although an additional 8MB are available as an option in the customer requested configuration. The DPAM is the buffer memory for call record storage.

The main processor complex backplane which interconnects the microprocessor(s), the system monitor and high-speed peripherals is the VME bus.

A power converter module is provided with the main processor complex. The power converter module is provided as a "plug-in" module.

The power converter provides up to 350 watts of +5VDC, +12VDC and -12 VDC.

A Simplex DC14S Configuration, like the ones included in this agreement has the following:

lpc.     32 Bit Processing Unit Including
         A self backed box in accordance with "TELMEX" specifications Processor with 256k ROM, 8MB DRAM
         Power converter
         Multi-slot chassis
         Output port RS-232
         Administrative port with V-22 modem
         Console Interface
         Disk Interface
         System Monitor Board
         -Store-and-forward software
         -Administration software
         -Maintenance diagnostics software
         -Automatic alarm reporting software
         24 month warranty

         Cable up to 151 in the case of tape port and up to 1001 in the case of X.25 port.

optional features that may be added to the DCMS

8 MB RAM
Disk Mirroring
30 ft. Cables with signal amplification for MTE 50 ft. Cables with signal amplification for MTE
X.25/FTAM protocols
X.25/MNP protocols


DESCRIPTION OF DCMS LITE

This document provides the physical, functional and description of the DCMS Lite (Distributed Call Measurement System Lite). The DCMS Lite is a proprietary software application that provides a centralized command center for the management of AMA billing networks.

The DCMS Lite application shall be implemented through the execution of an "upgrade" to "TELMEX" existing equipment utilized in the SML system (Local Measure Service) which are formed by industrial PC's supplied by Pro-Log Corp. All the functions mentioned in the following paragraphs shall be available after performing the "upgrade".

The DCMS Lite is based in a special purpose computer designed to interface with digital telephone switches, obtain the billing data and process them. The DCMS Lite makes this data available to the higher collection equipment.

The DCMS Lite can collect, store and process long distance and local calls data (provided the latter are available) the processed data on nonvolatile, mass storage disks. These disks are available with formatted capacities of
0.5 Gbyte. The call data can be stored in the specific format output by the switch, in Bellcore AMA Format (BAF) or in a format designed and specified by the customer. In Addition, "TELMEX" will use another four record formats which will be between-40 bytes and 336 bytes. "TELMEX" will provide information about this record during the duration of the project. Both local messages and long distance call records can be compressed by eliminating redundant and/or unnecessary data to increase the call record storage capacity in the same disk space.

The DCMS Lite normally stores data as it receives from the switch -and then edits -it before committing the data to long-term storage.

This editing at the customer option, can include the selective filtering and elimination of uncompleted calls, abandoned calls and calls below a specified minimum duration. Editing may also include partitioning and calls below a specified minimum duration. Editing may also include partitioning (user-specified) of records for switch traffic or maintenance data or alarm messages.

When required, the DCMS Lite can examine the switch input in real-time and output information via an RS-232 port based on the input received.

The DCMS Lite has the ability, at the customer option, to rate (price) both local and long distance calls based on user specifications and/or the industry standard Vertical and Horizontal (V&H) Coordinate Tables.

Customer specific message rating algorithms can be customized into the rating system. When call rating is performed, the price data is stored as part of the output call record.

Transmission of the call record data to a central facility generally initiated by the remote computer system. The call data may be sent via the dial-up network or dedicated (private network) facilities.

The DCMS Lite is capable of transmitting data over a variety of networks. The DCMS Lite configuration being proposed will use Ethernet TCP/IP for the movement of data.

The DCMS Lite has been designed to provide a very high level of reliability. The system contains embedded diagnostic software that can identify and isolate faults and failures down to the replaceable printed circuit board level. Diagnostic and maintenance procedures can be performed both locally or remotely via an optional RS-232 terminal.

The DCMS Lite operational software will detect problems and generate and output alarms for conditions such as:

   -   Memory board failure
   -   Input interface failure
   -   Output interface failure
   -   Communications link failure
   -   Disk subsystem failure
   -   Disk approaching full capacity

These alarm conditions are signaled visually, audibly, and via relay contacts. They are reported locally and/or remotely to an RS-232 terminal or printer. These alarms can be managed centrally and automatically using an appropriately configured alarm monitoring computer system such as our AMAT Network Management System (ANMS).

Mirror disk subsystems for mirrored data storage are available with the simplex D04S. The mirror disk subsystem records all data to two separate disk subsystems within the same chassis. Mirror disks provide an additional level of redundancy for the only moving part of the D04S Lite.

The DCMS Lite is designed to interface to most types of telephone switches. Stored Program Control (SPC) switch output is collected via the magnetic tape output port or a serial output port using a communication protocol such a MTP or FTAM. The following identifies the switching vehicles to which the DCMS can be interfaced are:

Ericsson AXE 10
Alcatel S12
AT&T 5ESS

All DCMS Lite components are provided in a standard 19-inch rack configuration. The DCMS Lite can also be housed in a stand-alone cabinet, to be supplied by TELMEX. Custom mountings can be readily accommodated.

The basic DCMS Lite is composed of the following components:

   -   Custom chassis (available at TELMEX)
   -   Power converter module (available at TELMEX)
   -   Switch interface module (to be supplied with upgrade kit)
   -   Monoboard computer module (to be supplied with upgrade kit)
   -   Communication subsystem (to be supplied with upgrade kit)
   -   Modem subsystem (available at TELMEX)
   -   Winchester disk drive and interface (to be supplied with upgrade kit)

   -   System monitor or/alarm panel (partially available at TELMEX)
   -   Terminal/printer interface (to be supplied with upgrade kit)

In order to perform the "upgrade", "TELMEX" guarantees to have in operation condition the following hardware in, each switch where the "upgrade" is to be performed:

1pc.    7872 CPU with 386 processor 2 MB RAM, 25 or 33 Mhz
1pc.    7325 V.22 or 7326 modem
1pc.    7316 serial card with 4 RS232 ports
1pc.    7909A termination board
1pc.    BX15R-01  rack
1pc.    48 VDC power supply (in-rack or external)
1pc.    Break out panel with 2 RS232 ports and keyboard interface
1pc.    Floppy disk unit 3.511
1pc.    On/Off switch (In-rack  with power supply or external)
1pc. 19" box made of extruded aluminum, self-clinching screws, 6 PC. RS232, Ethernet and power connectors, fan and mounting rails
1pc.    QNX operating system version 2.1 or 2.15

The "upgrade" will be accomplished by installing the following parts:

1pc.    7874 CPU with 486DX2 processor 16MB RAM, 66 MHz
1pc.    7331A Ethernet interface card
1pc.    Switch interface card - either X.25 or MTE/PDC
1pc.    SCSI disk 500 MB
1pc.    SCSI 500ME mirror disk (optional)
1pc.    DAT unit (optional)
1pc.    External alarm module
1pc.    QNX operating system version 4.2 or higher
1pc.    System Software ort and up to
1pc. Cable up to 15' in the case of tape port and up to 100' in the case of X.25 port.

The main processor complex of the DCMS Lite consists of a "monoboard" computer operating a high-speed 32-bit microprocessor. The "monoboard" computer also has a real-time clock for time-keeping, a "watchdog timer" for casualty testing, interval timers for task scheduling, and four RS-232 ports for initialization, diagnostics, debugging and interprocessor communications. The "monoboard" computer connects to other components via a STD bus.

Printer interface, two RS-232 ports, and the SCSI (Small Computer System Interface) high-speed peripheral bus are included on the DCMS Lite monoboard CPU. Ethernet network facilities is supplied as a separate board. Another four RS232 ports come with an independent 7316 model card (already existing in "TELMEX"). DCMS Lite has a total of 6 serial ports.

The DCMS Lite uses QNX version 4.2 or latest real-time operating system. QNX is a multitasking operating system with support for multiple users, three levels of access security, and task prioritization.

The DCMS Lite comes equipped with 16 MB of RAM . The DRAM is the buffer memory for call record storage.

The main processor complex "backplane" which interconnects the microprocessors), the system monitor and high-speed peripherals is the STD bus.

A power converter module is provided with the main processor complex. The power converter module is provided as a "Plug-in" module.

The power converter provides up to 180 watts of +5VDC, +12VDC AND -12VDC.

A DCMS Lite simplex configuration, as contemplated in this agreement after the upgrade shall have the following:

1 pc.  Processor unit 32 bits includes,
       Processor with 16MB RAM
       Power converter module
       Multi-slots chassis
       RS232 outgoing ports
       V.22 or V.32 modem
       Interface console SCSI interface for disk
       Monitoring system module
       Standard cable set
       Store/send Software
       Administration Software
       Application Software
       Maintenance diagnosis Software
       Automatic Alarm report Software
       Cable up to 15' for interrace to tape port or up to 100' par X.25 port.

1 pc.  QNX system version 4.2 or higher
1 pc.  X.25 (MTP), PDC or MTE interface switch
1 pc.  Ethernet TCP/IP interface

Optional equipment that can be included,
- -  Mirror disk
- -  30' cable with amplifying signals for MTE
- -  50' cable with amplifying signals for MET
- -  X.25/FTAM protocole
- -  X.25/MNP protocole

                  EXHIBIT 2. - DETAILED DESCRIPTION OF COSTS


(Exhibit 2 is confidential and has been omitted and filed separately with the Commission).

                         EXHIBIT 3. APPROVAL COMMITTEE

To commonly timely and correctly perform the corresponding works during the "TELEPROCESS PROJECT" duration, a work committee from the areas involved in the project, whose mission is to take decisions, concentration, supervision and execution of the specific tasks to the successful accomplishment of the "TELEPROCESS PROJECT".

The approval committee is integrated by:

 - Ing. John Locus

 - Dr. Radl Rojas

 - Ing. Manuel Padilla

Responsibilities:

 - Responsible for the good direction, decisions and conclusion of the "TELEPROCESS PROJECT".

 - General administration of the 'TELEPROCESS PROJECT" and communication of "TELMEX" policies.

 - Progress reports of the "TELEPROCESS PROJECT", presented by "ACEC".

 - Take the necessary action regarding "TELMEX" internal and external area situations with "ACEC" during the "TELEPROCESS PROJECT".

 - Approve and validate the Hardware and Software quality supplied by "ACEC", as well as the engineering services.

 - Authorize the payment for Hardware and Software delivered by "ACEC", as well as the engineering services provided by "ACEC".

The aforementioned is not limited and may vary according to the circumstances.

                            EXHIBIT 4.  WORK PROGRAM


                                                                              DCMS  DCMS        DCMS
                                                DCMS  DCMS        DCMS  DCMS  lite  lite  DCMS  lite
Product cycle                         Parallel  X.25  X.25  DCMS  X.25  lite  X.25  X.25  spare spare
  Activity                            Activity  MNP   FTAM  MTE   MTP   MTE   MTP   FTAM  part  part
"Site" engineering                                7     7     7     7     7     7     7
O.C. process                                     10    10    10    10    10    10    10     10    10
1st delivery eng.                                 0     0     0     0    80    90    90
Manufacture          Electric                    90    90    90    90    90    90    90     90    90
                     modification
Shipping and Customs                             15    15    15    15    15    15    15     15    15
Installation and start up                        30    30    30    30    30    30    30
Acceptance                                       10    10    10    10    10    10    10
Total Calendar                                  162   162   162   162   222   252   252    125   125
After first delivery                            162   162   162   162   162   162   162    125   125
Capacity Installation                            30    30    30    32    75    75    75
Minimum initial order                            10    10    18    32    75    75    75

Note: All purchase orders placed after the first initial for each type of item will be installed within the following thirty (30) days after the installation period of the first order and according to the installation capacity. If the capacity is exceeded the remaining and not installed units will be installed in the immediate 30 day period subject to installation capacity limits. 30 day extensions will be added until all exceeding capacity is installed, without any penalty.

Application Software


Activity       Software    ANMS    FTAM
Analysis          30        10      30
Design            45        10      45
Development       60        25      60
Tests             15        15      15
Acceptance        10        10      15
Total            160        70     165
Minimum initial  100         1     100
Order

                          Development          Seminary     Training
Training              of training material    preparation    period     Total

DCMS Operation                 30                  5            5         40
DCMS Maintenance               30                  5            5         40
DCMS Lite Operations          120                  5            5        130
DCMS Lite Maintenance         120                  5            5        130
Software engineering           90                  5           15        110
New applications              120                  5           15        140
Design
ANMS                           30                  5            5         40
SNMP                          120                  5           10        135

Note:  The time shown on the tables are represented as calendar days.

                             EXHIBIT 5.- TRAINING

The "ACEC" training courses will follow general outline according to
INTTELMEX:

Duration:    16-40 hours (between 2 and 5 days)
Breaks:      Daily, 1 hour lunch
             Hourly, 10 minutes

Class size:  12 students
Instructor:  Qualified and experienced DCMS, DCMS Lite Software "ACEC"
             Technician

Customer Provided:

- -  Classroom or acceptable work area
- -  DCMS and DCMS LITE System
- -  48 volt battery power
- -  Printing Terminal and PC
- -  1200/2400 modem
- -  Two telephone lines
- -  Direct cable for console port
- -  Digital Volt meter
- -  Small hand tool set

"ACEC" Provided:

- -  Appropriate Spanish course manual
- -  Snapshot document
- -  Diagrams
- -  Brochures
- -  Evaluation forms

Others to be provided by "ACEC" if approved by "TELMEX":

- -  Trouble shooting tree document
- -  Material return procedures
- -  Failure report procedures

"ACEC" is undertakes to provide the necessary training and skill to "TELMEX" personnel without additional cost, providing the necessary material and instruction in Spanish.

Regarding personnel, courses, contents, programs, place for instruction, equipment and/or material for the students according to INTTELMEX (Instituto Tecnologico de Telefonos de Mexico.

"ACEC" shall provide two (2) courses in Spanish, in Mexico City, without charge, which shall include the following:

- -  DCMS operation
- -  DCMS installation and maintenance
- -  DCMS Lite Operation
- -  DCMS Lite Installation and maintenance
- -  ANMS operation

"ACEC" shall provide one (1) English course in the United States as follows:

- -  Software engineering applications
- -  New applications development
- -  SNMP agents development


With the "Software engineering applications" "ACEC" shall provide, without cost, the processor "C" and the bookmaker required for the development of software on DCMS and DCMS Lite platform. In addition "ACEC" as part of the transference process applications during the warranty period, will participate with "TELMEX" in minor changes or extensions to this applications during the warranty period, validating the development and support during the tests, as part of the training. "ACEC" and "TELMEX shall establish by mutual agreement the methodology for modifications as part of the transference process to be respected in order to preserve the warranty of the "software applications".

"TELMEX" personnel's travel and lodging expenses in the United States shall be on "TELMEX" account.

(Annexo B is confidential and has been omitted and filed separately with the Commission)

               EXHIBIT 6.- DELIVERY PROCEDURES FOR PAYMENT PURPOSES


ACCEPTANCE TESTING,

"TELMEX" and "ACEC" shall define the proceeding for the acceptance of the equipment including the tests to be performed during the start and test period, connection to the central and polling test.

DELIVERY  CYCLE

All payments mentioned below are 30 (thirty) days after presentation of the corresponding documents, duly validated; according to "TELMEX" procedures.

a) Delivery

For payment 40% of the equipment, and reimbursement of expenses, insurance, and import taxes, it shall be considered that the equipment be delivered at "TELEMEX's" office designated by "TELMEX", in Mexico City in the quantity and quality expected, to "TELMEX" satisfaction.

b) Start up and test acceptance

The equipment shall be considered tested and working in order to authorize the payment of 50% once it has been started and proved to be functioning according to the approval tests and proceedings to "TELMEX" satisfaction.

c) Switch connection acceptance

The system has been installed at the switch and all functions are working according to the specifications with the exception that the polling test cannot be performed through not fault of ACEC. This will generate payment of 5%.

d) Polling acceptance

The equipment shall be considered pole tested, for 5% final payment once the centralized detailed invoicing recollection, according to the approval and test proceedings, to "TELMEX" satisfaction.

"TELMEX" shall issue purchase orders in accordance with this agreement showing the place of installment of the equipment and the delivery dates based on the time table of the Work Program clause of this agreement.

Upon each delivery stage "TELMEX" shall, within 10 days, notify "ACEC" the following:

I. Acceptance

The system or product complies with the acceptance criteria.

II. Accepted with exceptions

The system or product was accepted by "TELMEX" and complies with the criteria but there are some details to be corrected by "ACEC". "TELMEX" shall include these in a problems to solve list, to achieve the total acceptance. "ACEC" and "TELMEX" shall establish a program to solve these problems. This commitment is subject to the Penalty clause of this agreement. Acceptance with exceptions will be considered as valid for payment riot being a serious situation.

III.  Not Accepted

The system was not accepted according to the mutually agreed criteria due to one or more problems. "TELMEX" shall include these in the list of problems to be solved for total acceptance. "ACEC" and "TELMEX" will jointly establish a program to solve such problems. This commitment is subject to the Penalty clause of this agreement. Payments do not proceed in this case due to the serious situation.

                   EXHIBIT 7. - DCMS LITE UPGRADE CONDITIONS


DCMS Lite "upgrade" the following conditions shall apply:

1. "TELMEX" shall provide all units to upgraded, in a satisfactory operating condition, including the below mentioned parts:

1 pc 7872 CPU processor 386, 2MB RAM, 25 or 33 Mhz
1 pc 7325 V.22 or 7326 V.32 modem
1 pc 7316 serial card with 4 RS232 ports
1 pc 7909A termination bus card
1 pc BX15R-01 rack
1 pc 48VDC power supply (internal or external)
1 pc Break out panel with 2 RS232 ports and keyboard interface
1 pc 3.5" floppy disk unit
pc On/Off switch (in-rack with power supply or external)
1pc 19" box made of extruded aluminum, self-clinching screws, 6 pc. RS232, Ethernet and power connectors, fan and mounting rails 1 pc QNX operating system version 2.1 or 2.15

II. In case they are not operational, or they do not exist, "ACEC" can sell them at the prices listed in the price catalogue, or "TELMEX" can supply them at the site, at "TELMEX" choice.

III. The operational status of this equipment must be indicated in the "site" survey to be presented to "TELMEX", and can be verified by SML polling software and ratified by "ACEC" during "site" engineering.

IV. "ACEC" will use any or all of the existing parts in PC's ProLog as "upgrade," platform.

V. "ACEC" has the obligation to inform "TELMEX" about the parts not used in the upgrade and store them in he place designated by "TELMEX".

Parts that definitely will be used:

1 pc 7325 V.22 or 7326 V.32 modem
1 pc 7316 serial card with 4 RS232 ports
1 pc 7909A termination bus card
1 pc BX15R-01 rack
1 pc 48VDC power supply (internal or external)
1 pc Break out panel with 2 RS232 ports and keyboard interface
1 pc 3.5" floppy disk unit
1 pc On/off switch (in-rack with power supply or external)
1 pc 19" box made of extruded aluminum, self-clinching screws,

6 pc. RS232 Ethernet and power connectors, fan and mounting rails
1 pc QNX operating system version 2.1 or 2.15

Parts with less possibility to be reused:

1 pc. 7872 CPU with 386 processor, 2MB RAM, 25 or 33 Mhz may be used as additional communications buffer, if approved by TELMEX.

VI. "ACEC" can reuse partially or totally the existing platform with the obligation to supply a DCMS Lite functioning in accordance with the aforementioned specifications.

VII. All reused parts shall be included in the two year warranty so that the whole system shall have the same warranty period.

Annexo B is confidential and has been omitted and filed separately with the Commission)

                               EXHIBIT B - ALARMS

"TELMEX" and "ACEC" shall establish the central by central priority for alarm attendance according to the following criteria;


    TYPE OF CENTRAL                    ALARM          ALARM          ALARM
                                       CLASS I        CLASS II       CLASS III
    ---------------                    -------        --------       ---------
    Central Priority A                  8 hrs.        16 hrs.        24 hrs.
    Central Priority B                 24 hrs.        36 hrs.        48 hrs.

    Alarm                              Alarm          Alarm          Alarm
                                       Class I        Class II       Class III

    Alarm of homework or process         x
    of the software system

    Process alarm of the software        x
    of application

    Alarm of homework of                                x
    the software application

    DCMS no respond                      x*

    "Time-out" of the interface          x

     Fault in the network                               x

     Bad facts                           x

     Serial port no respond                             x

     75% Full disc                                      x

     (85%) Full disc                                    x

     Error in the write of the disc      x

     Error in the read of the disc       x

     Disc on full mirror at                                            x

                                      -3-


    75%

    Disc on full mirror at (85%)                        x

    Error in the write of the                           x
    mirror disc

    Error in the read of the                            x
    mirror disc

*"DCMS no response" may become an Alarm Class II or Alarm Class III once the DCMS is accessed via the dial-in modem and the reason for no response is defined.

DCMS Lite supports both hardware and software alarms, grouped into I (critical), Class II (major), Class II (minor) categories. The actual number of alarms can range into the hundreds, so it is impractical to list them all, but in general they can be grouped as follows:

Task control alarms

                     EXHIBIT 9.- TERMINOLOGY

TURN KEY

"ACEC's" commitment to deliver, install and totally functioning to "TELMEX" satisfaction the Software and Hardware subject of this AGREEMENT.

DCMS

Initials for "Distributed Call Measurement System".

DCMS LITE

"Distributed Call Measurement System Lite".

SOFTWARE APPLICATION

The specific programs property of "TELMEX" required for detailed data processing of calls.

SOFTWARE BASE

Tools, subroutines and applications, property of "ACEC" and existing before this agreement, required for the Software Application development.

ANMS

"AMAT Network Management System". Network administration Software to detect alarms, monitor and administer DCMS and DCMS Lite.

SYSTEM SOFTWARE

The store and forward software, administration software, maintenance diagnostics software, automatic alarm reporting software required, are property of "ACEC".

SOFTWARE

Application software

HARDWARE

Processor, circuits, disks. General electronic components to be installed in each Central.

CENTRAL

TELMEX Switchboard or network station.

TLC

NAFTA

ENGINEERING "SITE"

ACEC's engineering service rendered to determine the system, equipment, interface and place conditions for the installation of the DCMS and DCMS Lite system. Architecture for the installation also referred to as "Site Survey".

"SITE"

Installation site.  Usually a TELMEX central or office.

UPGRADE

Actualization of the existing system. Actualization of an industrial PC to a DCMS Lite.

SOT

Software of a processor. Made by third party and installed with DCMS and DCMS Lite license.

SERVICE ORDER

SOT's specifying the service to be provided at the central and permits access to the same.

SBE TCP/IP

A third party software with license.

ONX

A third party software with license.

AEG MODCOM UNIX

A third party software with license.

MOTOROLA M68

A third party software with license.

MARBEN FTAM

A third party software with license.

X.25

OSI 3 level model. Communications protocol.

REGISTRATION FORMAT

Registration data structure

FTP

"File Transfer Protocol"

PROTOCOL

Communication mechanism for assuring the good reception and forwarding of signals or data between two systems.

TAPE PORT

Interface communication central where tape units are installed.

AMA NETWORK

Specification for a billing network.

UPS 32

ACEC polling software

SNMP

SIMPLE NETWORK MANAGEMENT PROTOCOL.

Beta Test Site

Installation site for a preliminary version of a product to evaluate its performance.

BAF

"Bellcore AMA Format".

TCP/IP

Communications protocol.

FTAM

Communications protocol.

MNP

Communications protocol.

MTP

Communications protocol.

RS232

Standard ports serial.

Chassis

Stand-alone cabinet

AXE

Central type

S12

Central type

5ESS

Central type

DMS200

Central type

SWITCH

Usually define a telephone central

MTE

Magnetic Tape Emulator.

PDC

Passive Data Collector.  Interface electronic card for tape unit.

MONOBOARD

A single card electronic processor.

VME

Standard processing architecture

STD

Standard processing architecture

SCSI

"Small Computer System Interface"

UNIX

Operating system type

ETHERNET

Network type

BACKPLANE



PLUG- IN



V.22

Type of Modem

V.32

Type of Modem

MB

Mega Bytes

PRO-LOG

Industrial computer manufacturer

INDUSTRIAL PC

Industrial Personal Computer

KIT

Parts kit

DAT

Magnetic tape unit

"C"

software language

SML

Local Service Measured